Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 23, 2017 (except for the last sentence of Note 14, as to which the date is September 18, 2017) in the Registration Statement (Form S-1) and the related Prospectus of OptiNose, Inc. dated September 18, 2017.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 18, 2017